Exhibit 10.3

TRANSLATION

TECHNICAL ASSISTANCE AND TRANSFER OF TECHNOLOGY AGREEMENT

TECHNICAL ASSISTANCE AND TRANSFER OF TECHNOLOGY AGREEMENT EXECUTED ON AUGUST 25, 1999, BY AND BETWEEN GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V. (HEREINAFTER THE “HOLDING COMPANY”), SERVICIOS A LA INFRAESTRUCTURA AEROPORTUARIA DEL PACIFICO, S.A. DE C.V. (HEREINAFTER THE “SERVICE COMPANY”), AEROPUERTO DE AGUASCALIENTES, S.A. DE C.V., AEROPUERTO DEL BAJIO, S.A. DE C.V., AEROPUERTO DE GUADALAJARA, S.A. DE C.V., AEROPUERTO DE HERMOSILLO, S.A. DE C.V., AEROPUERTO DE LA PAZ, S.A. DE C.V., AEROPUERTO DE LOS MOCHIS, S.A. DE C.V., AEROPUERTO DE MANZANILLO, S.A. DE C.V., AEROPUERTO DE MEXICALI, S.A. DE C.V., AEROPUERTO DE MORELIA, S.A. DE C.V., AEROPUERTO DE PUERTO VALLARTA, S.A. DE C.V., AEROPUERTO DE SAN JOSE DEL CABO, S.A. DE C.V. Y AEROPUERTO DE TIJUANA, S.A. DE C.V. (HEREINAFTER JOINTLY REFERRED TO AS THE “CONCESSION COMPANIES”), ON THE ONE HAND AND ON THE OTHER AEROPUERTOS MEXICANOS DEL PACIFICO, S.A. DE C.V. (HEREINAFTER THE “STRATEGIC PARTNER”) AND AENA SERVICIOS AERONAUTICOS, S.A., SOCIEDAD UNIPERSONAL, AEROPUERTO DEL PACIFICO ANGELES, S.A. DE C.V., INVERSORA DEL NOROESTE, S.A. DE C.V. AND GRUPO DRAGADOS, S.A. (THE “PARTNERS OF THE STRATEGIC PARTNER”), AS OBLIGORS OF THE OBLIGATIONS IN TERMS OF SECTION 1.2 OF THIS AGREEMENT AND GRUPO EMPRESARIAL ANGELES, S.A. DE C.V., AS JOINT OBLIGORS OF THE OBLIGATIONS OF THE MEXICAN PARTNER UNDER THIS AGREEMENT, PURSUANT TO THE FOLLOWING DEFINITIONS, STATEMENTS AND CLAUSES.

DEFINITIONS

The terms defined in the Participation Agreement executed on this date by and between the Federal Government, the companies that comprise the Airport Group, the Strategic Partner, the Partners of the Strategic Partner, among other parties, shall have the same meaning in this Agreement, except as otherwise defined in this Agreement. Likewise, the terms defined below shall have the following meaning ascribed to them:

Administration of the Assigned Airports	has the meaning set forth in Section 2.2.1 of this Agreement

Technical Assistance

the training and assistance on the administration of the Assigned Airports to be rendered by the Strategic Partner in favor of the Service Company and the Concession Companies, necessary for the proper operation, management and planning of the Assigned Airports, and which requirements are set forth in Exhibit “1” to this Agreement.

Notice of Default	the notice which the Service Company shall send to the Strategic Partner and the Key Partners under Section 12.2, upon the occurrence of an Event of Default.

Notice of Rendering of Included Services	the notice that the Strategic Partner shall send to the Service Company in connection with the rendering of the Included Consultancy Services.

Notice of Termination	a notice sent by the Service Company to the Strategic Partner and the Key Partners which shall terminate this Agreement, as provided for in Section 12.4.

Event of Default	has the meaning set forth in Section 12 below.

Acquisitions and Agreements Committee

the committee of acquisitions and agreements of the Holding Company as contemplated under the By-laws of the Holding Company and which shall have, among other responsibilities, the obligation to authorize any transaction of acquisition of assets or services, contracting of works, or sale of assets of the Airport Group.

Auditing Committee

the auditing committee of the Holding Company as contemplated under the By-laws of the Holding Company and which shall have, among other responsibilities, the obligation of monitoring compliance by the board of directors and the officers of the provisions contained in the By-laws of the Holding Company and the applicable legal provisions.

Technical Knowledge

any technical knowledge, inventions protected under any patent or without such protection, industrial secrets, procedures, investigations, methods or expertise and information related to the rendering of airport and commercial services and business management upon which the Strategic Partner or the Partners of the Strategic Partner have the authority to use and that are necessary for the proper operation, management and planning of the Assigned Airports, in order to implement solutions (development and adjustment of administrative and operational procedures, preparation of manuals and personnel training in any aspect related to the operation, management and planning of the Assigned Airports), including:

•     business policies, strategies and plans

•     operation systems

•     financial control systems

•     commercialization and marketing systems

•     non-aeronautical activities

•     strategic planning

•     financial projections

•     air traffic forecasts (including cargo)

•     required investment projections

•     preparation and performance of the Master Development Program

•     training

•     quality control

•     computer systems

•     safety procedures.

The term Technical Knowledge includes the ownership right of any information delivered to the Airport Group and its subsidiaries pursuant to this Agreement. All initial and minimum obligations shall be reflected in Exhibit “1” to this Agreement.

Agreement	This Technical Assistance and Transfer of Technology Agreement.

Administrative Services Rendering Agreement

The Administrative Services Rendering Agreement executed on August 25, 1999, by and between the Service Company and the Concession Companies which binds the Service Company to render administrative services to the Concession Companies, and which is attached hereto as Exhibit “4”.

Auditing Committee Delegate	means the member of the Auditing Committee in charge of monitoring compliance with this Agreement as provided for in the provisions of the By-laws of the Holding Company.

Force Majeure	has the meaning set forth in Section 14. hereof.

Technical Information

(i) any information in any form that AENA Servicios Aeronáuticos, S.A., Sociedad Unipersonal has developed and used in the operation and development of the airports located in the cities listed in Exhibit”5” of this Agreement, by itself, through its subsidiaries and affiliates or through any third parties, which it is entitled to use and dispose of; and (ii) any improvements to any information referred to in paragraph (i) above. The initial Technical Information shall be that information required to comply with Exhibit “1” of this Agreement.

Improvements	has the meaning set forth in Section 4.3 of this Agreement.

Business Plan

the plan to be adopted during the last 4 (four) months of each year by each Assigned Airport for its Operation during the next year in order to comply with the Master Development Program and which includes: (i) the marketing plans, financial arrangements, capital investments and expenses and activities for the Assigned Airport in question for such year; (ii) a sufficiently detailed budget of the estimated income of the corresponding Assigned Airport and the expenses and investments to be incurred in the implementation of the Master Development Program; and (iii) a financial administration plan, including any agreements for debt financing.

Master Development Program	is the program referred to in article 38 of the Airport Law and the Shareholders Agreement.

Additional Services	has the meaning set forth in Section 2.6 hereof.

Emergency Services	has the meaning set forth in Section 2.8 hereof.

Consultancy Services	are the services referred to in Section 2.2.1 hereof.

Services in the Assigned Airports	are the services referred to in Article 48 of the Airport Law that each Concession Holder shall render itself or through third parties in each of the Assigned Airports.

Required Included Services	means such Included Consultancy Services that the Service Company may require to be rendered to it by the Strategic Partner pursuant to an Included Services Request.

Included Services Request	the request that the Airport Group, through the Auditing Committee Delegate, shall send to the Strategic Partner in connection with the rendering of Consultancy Services.

STATEMENTS

I.                                         The Airport Group states through the respective representatives of the entities that constitute it that:

I.1                                   On this date, they have executed the Participation Agreement with the Federal Government, the Strategic Partner and the Partners of the Strategic Partner, as well as with other parties.

I.2                                   The Airport Group is constituted, as from the date of this Agreement, in the following manner:

(i)                                     The Strategic Partner directly and through the Trustee holds 15% (fifteen percent) of the shares representing the capital stock of the Holding Company; Nacional Financiera, S.N.C., Trust  Division, holds shares that represent 85% (eighty-five percent) of the capital stock of the Holding Company; and

(ii)                                  The Holding Company holds 100% of the shares (except for one share) that represent the capital stock of the Service Company and 100% (except for one share) of the shares that represent the capital stock of the Concession Companies.

I.3.                                They wish to execute this Agreement in order for the Strategic Partner to participate in the administration of the Assigned Airports by contributing Technical Assistance, Technical Information and Technical Knowledge in order to improve their operation and increase the productivity thereof.

II.                                     The Strategic Partner and the Partners of the Strategic Partner state through their respective representatives that:

II.1                               They have executed the Participation Agreement on this date.

II.2                               Through the Key Partners, they have sufficient legal, technical, administrative and financial capacity to render the advisory and Technical Assistance services and to provide the Technical Information and Technical Knowledge referred to in this Agreement and they wish to execute the same in exchange for consideration.

Based on the above statements, the parties to this Agreement bind themselves to the following

CLAUSES

1.             Purpose of the Agreement.

1.1           The purpose of this Agreement is to set forth the rights and obligations of the Strategic Partner with respect to its participation in the administration of the Assigned Airports and the Airport Group as a whole, through the granting of Technical Assistance and transfer of Technical Information and Technical Knowledge by the Strategic Partner for the administration of the Assigned Airports.

1.2           The Key Partners shall be joint obligors of the obligations of the Strategic Partner referred to in Sections 2.2, 3.2, 9.1 and 9.3 below and the Investing Partners will have the direct obligation referred to in Section 2.2.1.3  below.  Likewise, Grupo Empresarial Angeles, S.A. de C.V. assumes jointly the obligations of the Mexican Partner under this Agreement.

2.             Included Services.

The Strategic Partner shall render the following services to the Airport Group as a whole and to each of the Concession Companies:

2.1           Participation in the Administration. The Strategic Partner shall be obliged to assign to the Airport Group persons who meet the characteristics referred to below, so that they constitute the administration of such Airport Group, provided that such persons shall be hired by the Service Company as employees thereof once any labor relation has ended (provided that the Service Company may exempt the Strategic Partner from this last requirement). For the above purposes, the members of the Board of Directors of the Holding Company appointed by the Strategic Partner shall be entitled to appoint, within 10 (ten) calendar days following the date on which the Strategic Partner receives from the Federal Government the second Package of Shares as contemplated by the terms of Section 2.5 of the Stock Purchase Agreement, one half of the persons in the first level of administration reporting to the General Director, pursuant to the administrative organizational chart attached hereto as Exhibit “2”, who must have the following characteristics, provided that the Airport Group, through the Auditing Committee Delegate, may waive any such requirements:

2.1.1 General Director:

(i)            Experience in administration. He must have a minimum of 5 (five) years experience in any managerial position in companies engaged in the operation and exploitation of trade activities;

(ii)           Language. He must speak both English and Spanish;

(iii)                               Studies . He must have completed professional studies that allow him to perform his position efficiently;

(iv)                              He must comply with the requirements set forth in article 22 of the Airports Law; and

(v)                                 No conflict of interest. He must not have any relationship as a provider of services, work or assets to the Airport Group or any other company that constitutes the Mexican Airport System, either in his individual capacity or through any other Related Person, or be a member of the Board of Directors or of any intermediate body of any Person who has a conflict of interest.

2.1.2                        Senior Position in Charge of the Area of Technical Operations.

(i)                                     Experience in the operation of airports. He must have a minimum of 3 (three) years experience in a similar position;

(ii)                                  Language. He must speak both English and Spanish;

(iii)                               Studies. He must possess the technical qualifications required for the efficient performance of such position;

(iv)                              He must meet the requirements set forth in article 22 of the Airports Law; and

(v)                                 No conflict of interest. He must not have any relationship as a provider of services, work, or assets to the Airport Group or any other company that constitutes the Mexican Airport System, either in his individual capacity or through any other Related Person, or be a member of the Board of Directors or of any intermediate body of any Person who has a conflict of interest.

2.1.3                        Senior Position in Charge of the Commercial Area.

(i)                                     Experience in administration of airports. He must have a minimum of 3 (three) years experience in a similar position in the development and operation of commercial real estate, as well as proven administrative skills and experience;

(ii)                                  Studies. He must meet the qualifications required for the efficient performance of such position;

(iii)                               He must meet the requirements set forth in article 22 of the Airports Law; and

(iv)                              No conflict of interest. He must not have any relationship as a provider of services, work or assets to the Airport Group or any other company that constitutes the Mexican Airport System, either in his individual capacity or through any Related Person, or be a member of the Board of Directors or of any intermediate body of any Person who has a conflict of interest.

2.1.4                        Senior Position in Charge of Administration and Finance.

(i)                                     Experience in administration of airports. He must have a minimum of 5 (five) years experience in a chief financial position and proven skills in accounting or business management.

(ii)                                  Language. He must speak both English and Spanish;

(iii)                               Studies. He must possess professional studies that allow him to efficiently perform such position;

(iv)                              He must meet the requirements set forth in article 22 of the Airports Law; and

(v)                                 No conflict of interest. He must not have any relationship as a provider of services, work or assets to the Airport Group or any other company that constitutes the Mexican Airport System, either in his individual capacity or through any Related Person, or be a member of the Board of Directors or of any intermediate body of any Person who has a conflict of interest.

For purposes of the requirements on Sections 2.1.1 to 2.1.4 below, the existing labor relationship between the appointed officers and the Strategic Partner or the Partners of the Strategic Partner shall not be considered a conflict of interest.

2.2           Technical Assistance and Transfer of Technology.

2.2.1 Services concerning the Operation in General. The Airport Group, through the Service Company, shall be bound, based on the Administrative Services Rendering Agreement, to supervise, direct and control the operations of the Assigned Airports, as well as to administrate, maintain and promote the services rendered at each of such Assigned Airports, by itself or through third parties (the “Administration of the Assigned Airports”) and the Strategic Partner binds itself to provide the necessary Technical Assistance and Technical Information to the Airport Group, through the Service Company, in order to carry out such activity upon the terms of this Agreement. Exhibit  “3” contains the program that the Strategic Partner shall implement to provide Technical Assistance, Technical Knowledge and Technical Information pursuant to its technical offer submitted during the Bidding Process.

Neither the Strategic Partner nor the Key Partners shall provide or shall cause any of their Related Persons to provide services of the same nature or of a substitutable nature with respect to the Included Consultancy Services provided for in this Agreement to any airport group other than the Airport Group within the United Mexican States, except for the Mexico City Air Group.

(1) Only the offices appointed by the Participant in his technical offer shall be included.

The Consultancy Services that must be rendered to comply with Exhibit “1” hereto are Included Consultancy Services, as well as any other services to be provided, as the case may be, by the Strategic Partner to the Assigned Airports in accordance with the provisions of Section 2.6 below and which shall be subject to the following:

2.2.1.1 Consultancy Services. The Strategic Partner shall render the Airport Group the Included Consultancy Services in the following manner:

(i) consultancy and assistance in order for the Assigned Airports to be managed and operated pursuant to the Technical Knowledge;

(ii) consultancy and assistance in connection with the application of the Technical Knowledge in the Assigned Airports, in order to comply with the applicable legislation, regulations, Mexican official standards and any other requirements of the competent authorities in the United Mexican States; and

(iii) consultancy and assistance in connection with the adaptation of the Technical Knowledge to each Assigned Airport.

2.2.1.2 Included Consultancy Services. The Included Consultancy Services consist of consultancy and assistance in connection with the operational methods and systems that constitute the Technical Knowledge developed to implement, enhance or improve the following services which shall be rendered by the Strategic Partner according to the implementation program of the requirements described in Exhibit “1”, which is attached as Exhibit “3” of this Agreement:

(i) air traffic forecast;

(ii) operation capacity improvements;

(iii) safety;

(iv) environmental aspects;

(v) planning and technical services;

(vi) rates: The Strategic Partner shall provide the Service Company the Technical Information and Assistance necessary to implement its strategy of application of rates for the rendering of each of the Airport Services offered to each of the Assigned Airports, including the rates applicable to complementary and commercial service providers within each Assigned Airport, information that must be consistent with the practices followed in the class of international airports referred to in the Concessions.

(vii) control systems: the Strategic Partner shall provide to the Service Company such Technical Information and Assistance as may be required to establish the accounting, financing, administration and business control systems that may be required to perform the Administration of the Assigned Airports, which must be consistent with those used in the class of international airports referred to in the Concessions. As the case may be, the Strategic Partner, upon request of the Airport Group, through the Auditing Committee Delegate, shall grant to it the licenses or sublicenses owned by it at no additional cost with respect to the necessary software to use such systems, whenever the use thereof is essential pursuant to the transferred technology and the same may not be acquired from a supplier other than the Strategic Partner, the Key Partners or any Person Related thereto, or, the Strategic Partner shall develop a software suitable for its use by the Service Company. In the event that such software licenses are available in the market, or there are two or more suppliers other than the Strategic Partner, the Key Partners or Persons Related thereto, such licenses shall be deemed as Additional Services.

Likewise, the Strategic Partner undertakes to deliver to the Airport Group, through the Service Company, any improvement, change or development in the provided Technical Information.

(viii) maintenance: The Strategic Partner shall provide to the Service Company any airport maintenance and operation manuals necessary in order to improve the Administration of the Assigned Airports. Likewise, the Strategic Partner shall provide the Airport Group such advisory and Technical Assistance as may be necessary to perform such maintenance and to comply with the obligations set forth in the concession titles granted to the Concession Companies for the exploitation, administration, operation and, as the case may be, construction of the Assigned Airports. The Technical Assistance shall be provided with personnel duly qualified in the aspects which are required.

(ix) manuals: The Strategic Partner shall provide to the Service Company the Technical Assistance and Technical Information required for the preparation of, among others, operation, maintenance, safety and internal surveillance manuals.

(x) labor policies: The Strategic Partner shall provide to the Service Company such Technical Information that may be necessary to adopt the personnel hiring and performance policies applicable to the Airport Group in accordance with the standards used in the class of international airports referred to in the Concessions.

Such policies shall include, at a minimum, objective criteria with respect to the selection, supervision, training, compensation, standards of discipline and delegation of authorities to the non-unionized and unionized personnel required to perform the Administration of the Assigned Airports.

(xi) training: The Strategic Partner shall provide such Technical Assistance and Information that may be required, by itself or through third parties authorized by the Auditing Committee Delegate, for the preparation and implementation of training programs, including budgets, design of the contents of the training courses, selection of instructors and monitoring of effectiveness. Notwithstanding the above, at any time during the term of this Agreement, the Airport Group, through the Auditing Committee Delegate, may request from the Strategic Partner that itself or one of the Key Partners perform the training of the employees of the Airport Group in order to transfer them the necessary Technical Knowledge for the Administration of the Assigned Airports in accordance with the standards for the class of international airports referred to in the Concessions.

Such training shall be carried out in the airport facilities where the above mentioned employees work or, as the case may be, in the facilities of the Key Partners if it is so agreed upon by the Strategic Partner.

(xii) Master Development Program: Every 5 (five) years, the Airport Group must file with the SCT, for each Assigned Airport, the reviews corresponding to its original Master Development Program under article 38 of the Airports Law; therefore, the Strategic Partner binds itself to provide such Technical Assistance as may be necessary and to provide such training as may be required of the personnel of the Service Company for the preparation of such Master Development Program. In order to prepare the above mentioned Master Program, the Strategic Partner shall provide such Technical Information and financial, feasibility and economic research as may be necessary.

(xiii) Miscellaneous: The Strategic Partner shall provide such Assistance and Technical Information as may be required in connection with the administration of the property and projects of the Assigned Airports, as well as the development of the Assigned Airports and the management of risks therein, and the contracting of insurance and the performance of audits and review of the Administration of the Assigned Airports; and

(xiv) Administrative Services Rendering Agreement: The Strategic Partner states that it is aware of the terms of the Administrative Services Rendering Agreement executed by the Service Company with each of the Concession Companies for the administration thereof. The Strategic Partner binds itself to render such Technical Advisory services as may be necessary for the compliance with the obligations of the Service Company under such Administrative Services Rendering Agreement, upon request of the Airport group through the Auditing Committee Delegate.

2.2.1.3 Excluded Services. The Strategic Partner, the Partners of the Strategic Partner and the Related Persons of both, agree to be subject to the following rules of participation in the rendering of the following Services in the Assigned Airports:

(i) Airport Services. They may not participate in the rendering of Airport Services in the event of a conflict of interest with the Airport Group.  For purposes of this section, it is agreed that the Strategic Partner, Partners of the Strategic Partner and Related Persons to both, are free of any conflict of interest when having rendered Airport Services previous to the publication of the Public Call and when the gross income resulting from rendering such Airport Services do not exceed, in the respective year, 10% (ten percent) of the total gross income that the respective Assigned Airport receives in connection with rendering Airport Services.

(ii) Complementary Services. They may participate but they may not, in any case, compete with the Holding Company or the Concession Companies in the rendering of such Complementary Services;

(iii) Commercial Services. They may participate through bidding, but they may in no event render Commercial Services in the same line of business as the Holding Company or the Concession Companies in a determined Assigned Airport; and

(iv) Construction and Supply. The Strategic Partners or the Partners of the Strategic Partner may only participate in activities of construction or supply in the Assigned Airports whenever the respective agreements are awarded through a bidding process where at least 3 (three) contractors participate (the “Third Parties”) in addition to the Strategic Partner or any of the Partners of the Strategic Partner or Related Persons thereto, as the case may be. In such case, the Auditing Committee Delegate shall carry out the supervision and audit of the works performed for that purpose through an independent work supervising company of international recognition. In the event that in the bid by the Strategic Partners or the Key Partners, as the case may be, is equal as to price, quality and opportunity, the agreement shall be awarded to a Third Party. The Acquisitions and Agreements Committee shall set forth the standards to which the bidding processes shall be subject.

2.3           Rendering of Technical Assistance Services. The Strategic Partner and the Partners of the Strategic Partner shall carry out such acts that may be necessary in order for the Administration of the Assigned Airports to comply, within a five-year period commencing January 1, 2000, with the quality, safety, opportunity and price standards set forth in each of the Concessions, consequently:

2.3.1 Technical Assistance in the Facilities of the Assigned Airports: The Strategic Partner and/or the Key Partners shall assign qualified persons to render those services referred to in Section 2.2.1.2 above, as requested by the Airport Group, through the Auditing Committee Delegate, at the airport facilities of the Assigned Airports as designated by the Service Company for the purpose of rendering any Technical Assistance required under this Agreement. The number of the available personnel and the characteristics and responsibilities thereof shall be determined by mutual agreement in each case by the parties, and in failure to reach such agreement, the Strategic Partner shall freely determine it and shall be held responsible for any event or accident originating from the Administration of the Assigned Airports, whenever such events or accidents arise from defaults of the personnel engaged in the requested Technical Assistance.

2.3.2 Visits to the Facilities of the Strategic Partner and of the Key Partners. In addition to the training obligations set forth in Section 2.2.1.2 above, the Airport Group shall be entitled to have, at its cost, any of its officers visit and review, at least once a year, the airport facilities of the Key Partners where the Airport Services are rendered by such Key Partners for the purpose of receiving training. Such visits shall be for such period and at such time as agreed upon in each case by the Airport Group and the Strategic Partner.

2.4           Technical Information and Technical Knowledge. As soon as possible as from the date on which the Strategic Partner receives from the Federal Government the second Share Package upon the terms of Section 2.5 of the Stock Purchase Agreement, according to the work program that the Strategic Partner and the Airport Group may agree upon for that purpose through the Auditing Committee Delegate, the Strategic Partner, by itself or through the Key Partners, shall provide to the Airport Group all the Technical Information and any Technical Knowledge that may be necessary for the operation of the Assigned Airports. For that purpose, the Strategic Partner shall deliver to the Service Company, after the execution of a confidentiality agreement with the Airport Group, copies of any drawings or industrial designs, descriptions, operation manuals, quality control manuals and any other documents that evidence Technical Information and Technical Knowledge. Likewise, the Strategic Partner and/or the Partners of the Strategic Partner bind themselves to update such information as soon as the same is amended or improved.

2.5           Request for the Rendering of Included Consultancy Services. The Strategic Partner shall be bound to render the Included Consultancy Services without the Airport Group requiring the same. Notwithstanding the above, the Airport Group, through the Auditing Committee Delegate, may request from the Strategic Partner the rendering of any specific services contemplated in Section 2.2.1.2 by sending to the Strategic Partner a service request (the “Included Services Request”), specifying in reasonable detail the nature and amount of the required Included Consultancy Services (the “Required Included Services”) and the time and place in which the corresponding Assigned Airport requires the Included Consultancy Services. Additionally, in the event that the Strategic Partner does not render any of the services referred to in Section 2.2.1.2 above, the Airport Group, through the Auditing Committee Delegate, may send an Included Services Request, so that the Strategic Partner renders them as indicated in such Included Services Request.

2.5.1 Rendering of the Included Consultancy Services. The Strategic Partner must provide the Included Consultancy Services upon such terms and conditions as specified in the Included Services Request presented pursuant to this Agreement, therefore, within 5 (five) business days following the date on which the Strategic Partner receives an Included Services Request by the Airport Group through the Auditing Committee Delegate, the Strategic Partner must send a notice to such Service Company (the “Notice of Rendering of Included Services”) that specifies that the Strategic Partner binds itself to render the Required Included Services pursuant to the Included Services Request.

2.6 Additional Services. If any of the Assigned Airports requires Consultancy Services which are not identical to or substitutable with any of the Included Consultancy Services (the “Additional Services”), the Acquisitions and Agreements Committee shall call both the Strategic Partner and third parties to a bidding process for the rendering of the Additional Services, for which purpose it must specify in reasonable detail, the nature and amount of the required Additional Services, and the time and place at which the corresponding Assigned Airport requires the Additional Services.

The Acquisitions and Agreements Committee shall award the rendering of the Additional Services to whomever offers the best price, quality and timing conditions for the Airport Group.

The participation of the Strategic Partner, the Key Partners and the Related Persons of both in the rendering of services other than the Services in the Assigned Airports, and the contracting of works and acquisitions in favor of the Concession Companies shall at all times be subject to a bidding process for the respective contract, upon the terms set forth by the Acquisitions and Agreements Committee.

2.7           Determination of the Services as Consultancy Services. In the event that there is uncertainty in connection with the fact that any service is of identical or substitutable nature with respect to any of the Consultancy Services, such uncertainty shall be resolved by determination of an expert in the matter appointed by the General Bureau of Civil Aeronautics of SCT.

2.8           Emergency Services. In the event that any emergency arises in any of the Assigned Airports, the Auditing Committee Delegate may request from the Strategic Partner the rendering of any of the Consultancy Services or of Additional Services, in a term of less than 15 (fifteen) calendar days (the “Emergency Services”), which term may be extended in situations calling for the same. In all events, the cost of such Emergency Services shall be set forth by mutual agreement between the parties, and the previous bidding process referred to in Section 2.6 above shall not be required.

2.9           Reports. The Strategic Partner agrees to provide to the Airport Group, through the Service Company, a monthly report in connection with the rendering of the Consultancy Services.

2.10         In the rendering of the services referred to in this Agreement each Airport shall seek to comply every year with the operation parameters set forth in the Concessions as to the number of performed operations, number of passengers and number of commercial premises.

3.             Representations and Warranties.

3.1           Representations of the Strategic Partner. The Strategic Partner hereby represents and undertakes that:

(i)            It is entitled, and during the term of this Agreement it shall be entitled, to use the Technical Knowledge for the purpose of rendering the Consultancy Services;

(ii)           It has not executed, and during the term of this Agreement it shall not execute, any agreement restricting its right to use the Technical Knowledge for the purpose of rendering the Consultancy Services; and

(iii)          It is aware of the contents of the Administrative Services Rendering Agreement executed by and between the Service Company and the Concession Companies for the operation of the Assigned Airports and shall comply in the rendering of the Services with its obligations thereunder.

3.2           Warranties of the Strategic Partner. The Strategic Partner hereby warrants to and binds itself with the Airport Group that:

3.2.1 The Consultancy Services shall be rendered in a proper and efficient manner pursuant to internationally recognized practices and with a care and diligence standard consistent with its international airport operations, in order for the Assigned Airports to be duly operated;

3.2.2 Pursuant to the provisions of Section 2.2.1.2 (xiv), it shall render to the Service Company such Consultancy Services as may be required from it for the Service Company to comply with its obligations contained in the Administrative Services Rendering Agreement;

3.2.3 The Consultancy Services shall be rendered consistently with all the applicable laws and regulations, safety procedures and environmental protection regulations and in accordance with the obligations of the Concession Companies contained in the respective Concession Titles; and

3.2.4 It shall make available to the Assigned Airports personnel with sufficient capacity and experience to comply with the obligations of the Strategic Partner under this Agreement.

3.3           Representations and Warranties of the Service Company . The Service Company and the Concession Companies hereby represent and warrant that:

3.3.1 They shall use and implement such Technical Assistance, Technical Information and Technical Knowledge as may be provided by the Strategic Partner under this Agreement, solely for the purpose of operating and managing the Assigned Airports in a proper and efficient manner pursuant to internationally recognized practices, in a manner consistent with all the applicable laws and regulations, safety procedures and environmental protection regulations and pursuant to the obligations of the Concession Companies contained in their respective Concession titles. In the event that any Assigned Airport is operated pursuant to the consultancy received from the Strategic Partner, for the purpose of this Section 3.3.1 such operation and management shall be deemed, unless notice to the contrary is given by the Strategic Partner, as consistent with the applicable laws and regulations, airport safety procedures and environmental protection regulations;

3.3.2 They shall take any action that is reasonably necessary to make sure that their obligations and those of the Concession Companies mentioned in the above paragraph are complied with;

3.3.3 They have sufficient financial resources to comply with the obligations referred to in the above two paragraphs; and

3.3.4 They shall provide to the Strategic Partner any information as may be necessary for it to render the Consultancy Services and for it to determine the requirements of the Assigned Airports with respect to the Consultancy Services, including, without limitation, details of the forecasted number of passengers, budget planning, use of premises, administration and management of financial information, and in the event that such information is available in electronic format, it shall provide electronic access to the Strategic Partner.

4.             License of Technical Information and Knowledge.

4.1           Exclusive Contracting of the Strategic Partner. Except as otherwise provided for in Section 2. above, the Service Company shall not directly or indirectly hire any person other than the Strategic Partner to render services of identical or substitutable nature to those of the Included Consultancy Services in connection with the Administration of the Assigned Airports without the prior written consent of the Strategic Partner.

4.2           License of Technical Information and Knowledge. The Strategic Partner grants to the Service Company an exclusive license in the United Mexican States to use the Technical Information and Technical Knowledge in connection with the Administration of the Assigned Airports during the term of validity of this Agreement.  Notwithstanding the foregoing, with authorization from the Service Company, the Strategic Partner may also grant a license to a subsidiary or a Key Partner to utilize, within the national territory, completely or partially the Technical Information and/or the Technical Knowledge. Upon the termination of this Agreement, the Strategic Partner shall grant the Service Company an undefined, exclusive license with respect to the Technical Information and Technical Knowledge that would have been provided by the Strategic Partner during the term of this Agreement.

4.3           Improvements.

4.3.1 The Strategic Partner shall inform the Service Company as soon as possible, but no later than within 10 (ten) days, of any Improvement that may be developed in connection with the Technical Information and/or Technical Knowledge, including any products, inventions, procedures, systems, appliances or equipment used for the purposes of this Agreement, which shall be incorporated into the license granted under Section 4.2 of this Agreement.

4.3.2 If the Service Company, the Concession Companies or any of their employees, officers or agents carry out any Improvement to the Technical Information and/or Technical Knowledge, the Service Company must grant to the Strategic Partner an indefinite, gratuitous and exclusive license to use and grant licenses thereon, such Improvements as a part of the Technical Information or Technical Knowledge, as applicable.

4.3.3 The Service Company must immediately inform the Strategic Partner with respect to any substantial improvement to the Technical Information and/or Technical Knowledge that the Service Company or any of the Concession Companies may develop. For the purpose of this Section, “Improvements” means any ideas, inventions or modifications to those patents used by the Airport Group.

4.3.4 The Service Company may not sell or offer to sell or make public any use or disclosure of the Improvements referred to in this Section to persons other than the Concession Companies or companies owned by the Airport Group or with respect to which it has Control during the term of validity of this Agreement without prior written consent from the Strategic Partner. After the termination of this Agreement, the Service Company may use the Improvements in any manner consistent with the license that the Strategic Partner grants to it under Section 4.2 above.

5.             Term.

5.1           Term of the Agreement. This Agreement shall become effective as from the date on which the board of directors of the Holding Company appoints the members of the Operations Committee (which shall occur on April 19, 1999), and shall expire on the date of termination of the Participation Agreement.(1)

5.2           Option to Renew the Agreement. This Agreement shall be automatically renewed at the termination of the Participation Agreement for terms of five (5) years each, unless one of the parties states to the other its decision not to renew such Agreement, at least sixty (60) days notice prior to the corresponding termination date, provided that in the event that the Holding Company, the Service Company or the Concession Companies wish to exercise the right granted by this Section, a resolution of the Shareholders Meeting of the Holding Company upon the terms set forth in Article Six, paragraph 3(c) of the Holding Company by-laws shall be required.

(1)           As amended by the agreement executed on March 19, 1999.

6.             Economic Terms.

The Airport Group binds itself to pay the Strategic Partner for the performance of its obligations contained in Section 2 above:

6.1           Reimbursement of Expenses. Within 30 (thirty) calendar days following the delivery by the Strategic Partner to the Service Company of a list of expenses directly incurred by the Strategic Partner in the rendering of the Consultancy Services, the Service Company must pay the Strategic Partner in accordance with the following provisions:

6.1.1 Travel and lodging expenses. The reasonable transportation and lodging expenses of the persons engaged in the rendering of the Consultancy Services that are duly evidenced and provided that they have been consistent with the policies established by the Auditing Committee.

6.1.2 Additional Expenses. Any other expenses mutually agreed upon by the Strategic Partner and the Service Company in accordance with any Service Request.

6.2           Considerations. For its obligations referred to in Section 2.2 above, beginning January 1, 2000: the greater of (i) the amount of US$7,000,000.00 (Seven Million US Dollars) for the financial years 2000 and 2001 and the amount of $4,000,000.00 (Four Million US Dollars) for the years thereafter until the termination of this Agreement (the amounts mentioned above shall be annually updated as from the first anniversary of this Agreement pursuant to the National Consumer Price Index of the United States of America); or (ii) 5% (five percent) of the operating profits of the Airport Group, on a consolidated basis, defined as profits before financial expenses (without taking into account the consideration payable to the Strategic Partner in terms of this Agreement), taxes and items corresponding to depreciation and amortization based on the Mexican generally accepted accounting principles. The operation profits must be reflected in the audited financial statements that must be approved by the annual general ordinary shareholders meeting every year.

6.3           Method of Payment. The Service Company must make the payments indicated in Sections 6.1 and 6.2 , plus Value Added Tax, to the Strategic Partner by electronic deposit in immediately available funds to an account indicated in writing by the Strategic Partner for that purpose:

6.3.1 With respect to the payment referred to in Section 6.1 above, the Strategic Partner shall send, upon the completion of the rendering of any Consultancy Services for which any expenses referred to in such section may have been incurred, an invoice including a description of the services rendered and broken down accrued expenses. In turn, the Service Company shall pay the corresponding amounts within 30 (thirty) calendar days following the date of receipt of each invoice.

6.3.2 With respect to the consideration referred to in Section 6.2 above, the Service Company shall pay the amounts set forth in paragraph (i) divided into equal parts on a quarterly basis in the months of March, June, September and December within the 10 (ten) calendar days following the delivery of the corresponding invoice issued by the Strategic Partner.

After the annual general ordinary shareholders meeting of the Holding Company that approves the consolidated financial statements of the Airport Group evidencing the operation profit of the Airport Group on a consolidated basis, the parties to this Agreement shall determine whether the consideration corresponding to the Strategic Partner is that described in paragraph (i) or in paragraph (ii) to Section 6.2 hereof. In the event that the 5% (five per cent) of the operation profit is higher than the amount set forth in paragraph (i) of the mentioned section, the Service Company shall pay the Strategic Partner, not later than 15 (fifteen) business days following the annual general ordinary shareholders meeting of the Holding Company, the corresponding difference to pay for the consideration indicated in paragraph (ii) of Section 6.2. hereof.

6.4           Delay in Payment . In the event that the Service Company incurs in a delay with respect to any payment provided for in this Section 6., gross interest must be paid on the unpaid amount to the Strategic Partner from the date on which the payment should have been made until the date on which the same is actually made, at a rate equivalent to the daily average of the LIBOR rate for that period multiplied by 1.5 (one point five).

7.             Use of Spaces.

Office Space and Access. The Concession Companies shall allow the Strategic Partner to use office and premise space in each Assigned Airport as may be reasonably required by the Strategic Partner for the rendering of the Consultancy Services set forth in this Agreement. Likewise, each Concession Company shall grant the Strategic Partner and its employees and officers unlimited access to all areas of the Assigned Airports, provided that the Strategic Partner may only benefit from such access for the purpose of rendering the Consultancy Services under this Agreement. The Strategic Partner must peacefully occupy the offices and premises space referred to in the immediately preceding Section.

8.             Labor Independence.

8.1           The parties agree that, for the purposes of this Agreement and except for the provisions of Section 2.1 above, the persons engaged in the rendering of the Consultancy Services shall be, and shall continue to be deemed, at all times, except as otherwise agreed upon in writing by the parties, as employees of the Strategic Partner or of the Partners of the Strategic Partner or Related Persons thereof, as the case may be, and at no time shall they be deemed as employees of any of the companies that constitute the Airport Group.

9.             Civil Liability.

9.1           The Strategic Partner and the Key Partners of the Strategic Partner shall be responsible for keeping in force at all times, as permitted by the applicable legislation, any patents that they hold with respect to the Technical Knowledge subject matter of this Agreement and, therefore, they shall be responsible for any litigation or proceeding filed against them or against the Airport Group for the use of such Technical Knowledge.

9.2           The Strategic Partner shall be held responsible for each and all the acts that its employees may carry out in the premises of the Assigned Airports, provided that the Strategic Partner shall not be responsible for any labor defaults incurred by the officers referred to in Section 2.1 above.

9.3           The Strategic Partner and the corresponding Key Partners of the Strategic Partner shall be responsible for any damages that they may cause to third parties and to the Assigned Airports resulting from (i) the use of Technical Information or Technical Knowledge and Consultancy Services provided to the Airport Group under this Agreement that may have been declared obsolete or unable to guarantee the rendering of the airport services as defined in article 48 of the Airports Law by any governmental authority or international institution; or (ii) proven negligence of the employees of the Strategic Partner or of the Partners of the Strategic Partner rendering Technical Advisory to the Assigned Airports in-situ.

10.          Indemnifications.

10.1         Indemnifications of the Strategic Partner. The Strategic Partner binds itself to indemnify and to hold any of the companies that constitute the Airport Group, its officers, employees, agents and subcontractors (jointly referred to as an “Indemnitee”) harmless from and against any liabilities, damages, losses, penalties, claims, lawsuits, costs and expenses and any proceedings related to:

10.1.1 Labor Indemnification. Any claim or proceeding filed by (i) its employees or the employees of the Key Partners and (ii) any labor and social security authority, the National Workers Housing Fund Institute or any fiscal authority against any Indemnitee and in connection with its employees by reason of the rendering of the Consultancy Services;

10.1.2 Indemnification for Civil Liability. Any infringement of patents, copyrights or trademark use rights or of any provision of the Industrial Property Law or any similar legislation in any other jurisdiction, for the use or exploitation of the Technical Information or Technical Knowledge as transferred by the Strategic Partner or the Key Partners of the Strategic Partner under this Agreement. Likewise, the Strategic Partner shall be responsible for any civil liability proceeding filed against an Indemnitee resulting from (i) the use of obsolete Technical Information or Technical Knowledge or which have been declared unable to guarantee the safety in airport operations by any governmental authority or international institution; or (ii) negligence of the Strategic Partner or the Key Partners of the Strategic Partner in rendering the Consultancy Services referred to in this Agreement; or

10.1.3 Compliance by the Strategic Partner. The performance of the Strategic Partner under this Agreement, as well as any negligent or willful act or omission by the Strategic Partner or default on any representation or warranty of the Strategic Partner under this Agreement.

10.2 The indemnification referred to in Section 10.1 hereof shall include (i) any payments of money that any Indemnitee is bound to make by order of any judicial or administrative authority, and (ii) any legal and representation fees and expenses incurred by the Indemnitee in the defense of the proceeding or claim filed against it, provided that such fees and expenses are reasonable and duly justified.

10.3 Proceeding. In the event that an Indemnitee becomes aware of the filing of any claim, administrative proceeding, substantiation or notification proceeding with respect to any liability or obligation of the Strategic Partner or of the Key Partners of the Strategic Partner, the Indemnitee may elect to (i) answer the proceeding filed against it, for which purpose it shall request the Strategic Partner or the Key Partners of the Strategic Partner any documents necessary to establish its defense, or (ii) grant sufficient powers-of-attorney to the Strategic Partner, the Key Partners of the Strategic Partner, or to the legal representatives appointed thereby, so that in its name and on its behalf, the defense of the proceeding filed against the Indemnitee is carried out.

10.4 Payment of the Indemnification. Once a definitive resolution binding the Indemnitee to the payment of any amount of money has been issued pursuant to Section 10.2 above, the Airport Group shall so notify the Strategic Partner or the Partners of the Strategic Partner, as the case may be, so that it reimburses the corresponding amounts no later than 10 (ten) business days following such notice.

11.          Early Termination.

11.1         In case of occurrence of any Event of Default by the Strategic Partner or the Partners of the Strategic Partner under this Agreement or under any other Transaction Document, the Holding Company or the Service Company may terminate this Agreement early, by means of a written notification addressed to the Strategic Partner and the Partners of the Strategic Partner in terms of Section 12.2 below. Such termination shall become effective ten (10) business days following the date of receipt of the above mentioned notice.

11.2 Upon the early termination of this Agreement, all rights and obligations of the parties hereto shall cease, provided that the Airport Group shall have no obligation to return the Technical Information or Technical Knowledge received until such date during the term of validity of this Agreement.

11.3 Obligations of the Strategic Partner. As a consequence of the termination of this Agreement, the Strategic Partner must:

11.3.1 Vacate any office or premises space provided by the Service Company or the Concession Companies;

11.3.2 Remove any property of the Strategic Partner that is related to the rendering of the Consultancy Services and which may be located in the facilities of the Assigned Airports;

11.3.3 Deliver and assign at no cost whatsoever to the Service Company all the registries or documents in the possession of the Strategic Partner required by the Service Company for the Administration of the Assigned Airports, including the Technical Information and Technical Knowledge; and

11.3.4 Take any steps that it may deem convenient and that are available to it to guarantee that the Strategic Partner or the Partners of the Strategic Partner cease to consider the Assigned Airports as a part of their marketing strategy.

11.4 Obligations of the Airport Group. As a consequence of the early termination of this Agreement, the Airport Group must cease to use any registered trademarks related to the Technical Information and Technical Knowledge. Additionally, the Service Company must reimburse the Strategic Partner all the pending expenses which it may have incurred in the rendering of the Services upon the terms of Section 6.1 above.

11.5 In case of non-compliance by Nafin under the Shareholders Agreement or of the Holding Company in the payment of the fees foreseen in Section 6.2 above, the Strategic Partner may, without incurring any responsibility, terminate this Agreement early.

12.          Events of Default.

12.1 Events of Default by the Strategic Partner and by the Key Partners. In any Event of Default by the Strategic Partner or the Key Partners of the Strategic Partner on their obligations under this Agreement, the Airport Group shall be entitled to terminate this Agreement pursuant to Section 11 above and to exercise the rights established under the Participation Agreement. The following shall be Events of Default by the Strategic Partner or by the Key Partners of the Strategic Partner hereunder:

12.1.1 Failure to comply with any of its obligations under Section 2.1 above;

12.1.2 Failure to comply with any of its obligations to provide Consultancy Services under Section 2.2 above;

12.1.3 Failure to comply with any of its obligations under Section 2.10 above;

12.1.4 The loss of any patent, copyright or any industrial property right on any Technical Knowledge transferred in favor of the Airport Group directly or indirectly imputable to the Strategic Partner or to the Partners of the Strategic Partner that may be essential to effectively continue rendering the Consultancy Services as they are being conducted at the time of such loss;

12.1.5 Any Event of Default under the Participation Agreement or the Public Call by the Strategic Partner; or

12.1.6 Any failure by the Concession Companies to comply with their obligations arising from their respective Concession titles, if such default arises from the fact that the Strategic Partner or the Key Partners of the Strategic Partner have not provided the due Technical Assistance and Information to the Airport Group under this Agreement.

12.2 Notice of Default. Upon the occurrence of any Event of Default by the Strategic Partner or the Key Partners, the Airport Group shall, through the Auditing Committee Delegate, send the Strategic Partner or the Key Partners, as the case may be, a notice (the “Notice of Default”) in which the Event of Default shall be detailed pursuant to the following:

12.2.1 The Section of this Agreement or of any of the Transaction Documents or the Public Call which has been defaulted by the Strategic Partner or the Key Partners of the Strategic Partner shall be indicated;

12.2.2 The actions, as the case may be, that the Airport Group requires from the Strategic Partner or from the Key Partners to remedy the Event of Default shall be indicated; and

12.2.3 A term of 30 (thirty) days as from the date of delivery of a Notice of Default for the Strategic Partner or the Partners of the Strategic Partner to remedy the Event of Default shall be granted.

Notwithstanding the above, in the event provided for in Section 12.1.6 above, the Strategic Partner shall have a maximum term of 3 (three) months to remedy the applicable Event of Default.

12.3 Penalties for Default. In the event that the Strategic Partner fails to remedy the Event of Default in such manner and in such term as indicated for that purpose in the respective Notice of Default, the Strategic Partner shall forfeit the right to receive the consideration referred to in Section 6.2 above for the preceding fiscal year to that on which the Event of Default may have occurred, as a contractual penalty for the damages and losses caused to the Airport Group, for which, they should reimburse to the Service Company said fee in the term of 10 (ten) days after it is requested.

Additionally, if the default continues for other 30 (thirty) calendar days after the date on which the Strategic Partner should have remedied it, the Strategic Partner and any Related Person of the Strategic Partner shall forfeit the right to exercise the option to acquire the Optional Shares under the Option Agreement, and unless the option has been transferred under the Option Agreement and the registered holders of the Option are not Related Persons of the Strategic Partner, the Option Agreement shall be terminated.

12.4 Notice of Termination. In case the Event of Default continues for 3 (three) months after the termination of the Option Agreement according to the second paragraph of Section 12.3 above, the Airport Group, through the Auditing Committee Delegate, may send to the Strategic Partner a written notice by means of which this Agreement shall be terminated (the “Termination Notice”) and keep in its favor, as payment for any damages and losses, by instructions given to the Trustee, the proceeds of the sale of 5% (five percent) of the series “BB” Shares in the Trust or, as the case may be, demand, pursuant to Section 13. below, mandatory compliance with this Agreement.

13.          Resolution of Controversies.

13.1         Arbitration Rules. For the interpretation of this Agreement and for the resolution of any controversy hereunder, the Parties expressly and irrevocably submit themselves to the arbitration proceeding governed by the arbitration rules (the “Arbitration Rules”) of the International Chamber of Commerce, Mexican Chapter (“ICC”); therefore, any controversy that may arise from, or in connection with, this Agreement and any alleged default, termination or validity thereof (“Controversy”), must, upon written request by one party, be delivered to the other parties (an “Arbitration Request”), and be definitively resolved by arbitration conducted pursuant to the Arbitration Rules of ICC except for the special rules set forth in this Section 13. which, as the case may be, amend the Arbitration Rules.

13.2 Arbitration Proceeding. The arbitration proceeding shall be conducted, and the award shall be issued in Mexico City, Federal District, United Mexican States, in the Spanish language. The arbitration proceeding shall be conducted before three neutral arbitrators, in accordance with the provisions hereinbelow contained. The Strategic Partner and the Partners of the Strategic Partner shall appoint an arbitrator by mutual agreement and the Airport Group shall appoint another one within 15 (fifteen) days following the date on which an Arbitration Request is made, provided that all the arbitrators shall be of Mexican nationality. The two appointed arbitrators shall jointly appoint by mutual agreement the third arbitrator within a term not to exceed 15 (fifteen) days following the appointment of the last of the first two arbitrators. The arbitrators shall appoint, from among themselves, the arbitrator who shall act as chairman of the arbitration court, within 5 (five) days following the date of the last of their appointments. If any designation of the arbitrators is not made within the terms herein set forth, ICC shall make such designation upon request by any party. The arbitrators must be capable of reading, writing and fluently speaking both English and Spanish, and must be experts in the matter in question. Hearings shall be carried out no later than within 20 (twenty) business days, and the award must be issued no later than within 60 (sixty) business days, following the appointment of the third arbitrator.

13.3 Specific Compliance. In any arbitration proceeding under this Agreement, the parties shall be authorized to request a competent judge to order specific compliance with any obligation under this Agreement or the Transaction Documents and, pursuant to article 1425 of the Code of Commerce, any preventive measures as deemed convenient may be requested.

13.4 Applicable Legislation and Enforcement of Awards. The arbitrators shall decide the Controversy pursuant to the substantive laws of the United Mexican States. In the event that the mandatory enforcement of this award is required in a jurisdiction other than the United Mexican States, the arbitration agreement and any award hereunder, shall be ruled by the Convention of the United Nations of 1958 concerning the Procedure and Enforcement of Foreign Awards. The written decision of the arbitrators, signed by a majority thereof, shall be final and mandatory for the parties. Upon the receipt of such award, each party must immediately (i) adopt such action, (ii) make such changes in the conduct of its business or (iii) make such payments or repayments, required by the arbitration decision, as the case may be. The award may be reviewed and enforced in any court of competent jurisdiction.

13.5 Allocation of Costs and Currency of the Award. The party against which an award is issued pursuant to this Section 13., must pay all expenses and costs accrued by reason of the arbitration proceeding in question, including the expenses and costs corresponding to the arbitrators and ICC. Except for that set forth in the immediately preceding sentence, each of the parties must pay all the expenses and costs incurred by such party in connection with the arbitration proceeding other than those mentioned above. Any monetary award must be made in dollars, lawful currency of the United States of America and may be paid in such currency or in lawful currency of the United Mexican States at the exchange rate in effect on the date of payment at the election of the debtor, free from any tax or other deduction, and must include interest as from the date of any default or other breach of this Agreement, as of the date on which the award is paid, with a fair interest rate determined by the arbitrators.

13.6 Access to Documents. The non-confidential books and documents of each party in an arbitration proceeding, as long as they are related to matters submitted to arbitration, shall be available for examination by the arbitrators and the other parties during such proceeding prior to the applicable hearing.

13.7 Successors, Assignees, etc. The arbitration agreement referred to in this Section 13. shall be mandatory for the successors, assignees and any trustee, liquidator or receiver of each party.

14.          Force Majeure.

14.1         Definition of Force Majeure. For the purposes of this Agreement, “Force Majeure” means:

14.1.1 fires, explosions, floods, earthquakes, hurricanes, riots, commotions, natural disasters, sabotage, acts of public enemy, acts of God, war (declared or not declared), revolution, radioactive, toxic or chemical contamination that make the provision of the Services impossible in the opinion of a third party appointed by mutual agreement by the Strategic Partner and the Service Company when they do not reach an agreement in this regard; and

14.1.2 strikes, capture of facilities and seizures that render the provision of the Services impossible in the opinion of a third party appointed by mutual agreement by the Strategic Partner and the Service Company.

14.2 Claim of Force Majeure. If due to any event of Force Majeure, the Strategic Partner is totally or partially prevented from complying with its obligations under this Agreement, the Strategic Partner must send, as soon as it becomes aware of the event of Force Majeure, a notice in writing to the Service Company which shall include:

14.2.1 a description of the event of Force Majeure;

14.2.2 a description with respect to the obligations which performance is being affected;

14.2.3 a description of the actions that the Strategic Partner has taken to mitigate the situation, and of any action that it proposes to remedy it;

14.2.4 an estimate of the time during which the Strategic Partner shall be prevented from fully complying with its obligations under this Agreement by reason of the event of Force Majeure;

14.2.5 an estimate of the costs that the Airport Group shall incur to remedy the situation and the proposed funding agreements; and

14.2.6 any other relevant information concerning the event of Force Majeure.

14.3         In any event of Force Majeure pursuant to Section 14.1.1 above, the Strategic Partner must, once it has complied with the provisions of Section 14.2 above, perform such acts as may be necessary to reestablish the rendering of the Service, provided that if within a term of 3 (three) calendar days it fails to comply with that mentioned above, the provisions of Section 11. of this Agreement shall be applicable.

14.4         In any event of Force Majeure under Section 14.1.2 above, the Strategic Partner must file within the business day following the day on which it became aware of such event of Force Majeure, additionally to that provided for in Section 14.2 of this Agreement, with any judicial or administrative, federal or local authority, a document requesting that such event be solved or else, requesting an applicable administrative or judicial remedy, so that such authority remedies such event in order to continue rendering the Service; provided that if in a term of 3 (three) calendar days, it fails to comply with that mentioned above, the provisions of Section 11. of this Agreement shall be applied.

14.5 Suspension of the Obligations of the Strategic Partner . Notwithstanding any provision to the contrary contained in this Agreement, the obligations of the Strategic Partner, other than those provided for under this Section 14., shall be suspended only to the extent and during the time in which such obligations are adversely affected by the event of Force Majeure, provided that the Strategic Partner carries out all acts necessary to solve such event or cause of Force Majeure.

15.          Miscellaneous.

15.1         Notices. Any notice to be delivered by one party to another under this Agreement shall be in writing and sent to the other party by certified mail, return receipt requested, fax, courier or personally delivered, and shall be deemed made when it is actually received by the addressee. All notices shall be sent to the following domiciles of the parties, provided that the same may be modified by notice given to the parties, as indicated in this Section:

To the Strategic Partner:

Aeropuertos Mexicanos del Pacífico, S.A. de C.V.

Blvd. Manuel Avila Camacho No. 88, 9th Floor

Col. Lomas de Chapultepec

11000 Mexico City

Attn: Jaime de la Rosa Montes

To the Holding Company and/or the Service Company and/or the Concession Companies:

Ave. 602 No. 161

Col. San Juan de Aragón

15620 Mexico City

Attn: General Manager

15.2         Amendments. No amendment to this Agreement shall be effective unless it is agreed upon in writing by each of the parties.

15.3         Confidentiality.

15.3.1 Each of the parties binds itself to and shall order, as the case may be, its affiliates, members of the board of directors, officers, employees, agents and consultants, to bind themselves to keep secret and not to disclose or provide to any other person, directly or indirectly, or use to the prejudice of the Airport Group or any of the parties, any oral, written or other information concerning this Agreement, or any other confidential information or information related to the Airport Group, including, without limitation, the Technical Knowledge developed by the Airport Group or transferred to it, the Technical Information, the plans, operations or results and financial statements (jointly, the “Confidential Information”), except to the extent that the use of such

Confidential Information is necessary to submit or obtain any consent or approval required for the performance of the transactions contemplated in this Agreement or except to the extent that the provision or use of such Confidential Information is required by law or is necessary in connection with any legal proceeding. Nothing contained in this Agreement shall be construed as the granting of a license with respect to such Confidential Information to the receiver of the same.

15.3.2 Notwithstanding the provisions of Section 15.3.1 above, any party may disclose any information without any restriction and without obligation to keep such information confidential, provided that (i) the disclosure of such information must be made by provision of any applicable law or under the rules or regulations of any stock exchange or quotation system, (ii) such information becomes generally available to the public for a reason other than the disclosure by such party or (iii) such information has been generally available on a non-confidential basis, prior to its disclosure by one party.

15.3.3 None of the parties shall disclose any Confidential Information or information of its own to any consultant or third party advisor, unless such consultant or third party advisor agrees in writing to be bound by these confidentiality provisions and each party and its consultants and third party advisors shall be subject to civil penalties and monetary damages if they breach the provisions of this Section 15.3.

15.4         Headings. The headings of the Sections of this Agreement are only for reference purposes and shall not limit or otherwise affect the meaning of any provision of this Agreement.

15.5         Severability. In the event that any one or several of the provisions contained in this Agreement or the application thereof in any circumstance is declared invalid, illegal or unenforceable by any competent authority in any aspect or for any reason, the validity, legality and enforceability of any such provisions in any other aspect, and of the remaining provisions of this Agreement, shall not be limited or affected in any manner whatsoever. Additionally, the parties to this Agreement agree to use their best efforts to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which shall seek to comply, to the greatest extent possible, the economic, business and all the purposes of the invalid or unenforceable provision.

15.6         Successors, Assignees, etc. Except as otherwise provided for in this Agreement, the parties hereto shall not transfer or assign the rights and obligations under this Agreement without the prior written consent of the Holding Company and the Service Company.

15.7         Applicable Law. This Agreement shall be governed and shall be performed under Mexican laws in federal matters and the laws of the Federal District in local matters.

15.8         Applicable Currency. Except as otherwise expressly provided for in this Agreement, any reference to any amount of money shall be deemed referenced to the lawful currency of Mexico, that is, Mexican pesos.

15.9         Counterparts. This Agreement shall be signed in 6 (six) counterparts, each of which whenever so signed, shall be considered as an original, but all together shall all constitute one and the same instrument.

15.10 Integration. Except as otherwise specifically provided for therein, this Agreement replaces any previous agreements between the Parties in connection with the purpose of this Agreement and it is the intention of the parties that it is the final expression and complete and exclusive statement of their will with respect to the subject matter of this Agreement.

This Agreement is executed at 3:30 P.M. on the above mentioned date with the agreement of all the parties hereto in Mexico City, Federal District.

AEROPUERTOS MEXICANOS DEL PACIFICO, S.A. DE C.V.	GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V.

By: Jaime de la Rosa Montes	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Legal Representative

AENA SERVICIOS AERONAUTICOS, S.A., SOCIEDAD UNIPERSONAL	SERVICIOS A LA INFRAESTRUTURA AEROPORTUARIA DEL PACIFICO, S.A. DE C.V.

By: Alfredo Jorge García Ávila	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Chief Executive Officer

AEROPUERTO DEL PACIFICO ANGELES, S.A. DE C.V.	AEROPUERTO DE AGUASCALIENTES, S.A. DE C.V.

By: Jaime de la Rosa Montes	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Chief Executive Officer

INVERSORA DEL NOROESTE, S.A. DE C.V. (As obligor of the obligations referred to in Section 2.2.1.3)	AEROPUERTO DE BAJIO, S.A. DE C.V.

By: Jaime de la Rosa Montes	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Chief Executive Officer

GRUPO DRAGADOS, S.A. (As obligor of the obligations referred to in Section 2.2.1.3)	AEROPUERTO DE GUADALAJARA, S.A. DE C.V.

By: Jaime de la Rosa Montes	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Chief Executive Officer

GRUPO EMPRESARIAL ANGELES, S.A. DE C.V. (As joint obligor of the obligations of the Mexican Partners under this Agreement)	AEROPUERTO DE HERMOSILLO, S.A.. DE C.V.

By: Olegario Vázquez Aldir	By: Jorge Lanz de la Isla
Title: Legal Representative	Title: Chief Executive Officer

AEROPUERTO DE LA PAZ, S.A. DE C.V.	AEROPUERTO DE LOS MOCHIS, S.A.. DE C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla
Title: Chief Executive Officer	Title: Chief Executive Officer

AEROPUERTO DE MANZANILLO, S.A. DE C.V.	AEROPUERTO DE MEXICALI, S.A. DE C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla
Title: Chief Executive Officer	Title: Chief Executive Officer

AEROPUERTO DE MORELIA, S.A. DE C.V.	AEROPUERTO DE PUERTO VALLARTA, S.A. DE C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla
Title: Chief Executive Officer	Title: Chief Executive Officer

AEROPUERTO DE SAN JOSE DEL CABO, S.A. DE C.V.	AEROPUERTO DE TIJUANA, S.A. DE C.V.

By: Jorge Lanz de la Isla	By: Jorge Lanz de la Isla
Title: Chief Executive Officer	Title: Chief Executive Officer

Exhibit 1

This exhibit details the requirements of the Strategic Partner under the Technical Assistance Agreement. The Directors of the Strategic Partner (SE) shall participate in the meetings of the Board of Directors (not only in the areas in charge of SE), and contribute for an efficient management of the Holding Company in the best interest of the shareholders, attending, personally or by telephone, at least 75 percent of the meetings. In the case of senior positions the exhibit also describes the charges to be included. It also describes the consultancy services to be provided by the Airport Group, and the Monitoring and performance control by the Board based on the previously determined parameters.

Exhibit 2

ADMINISTRATIVE ORGANIZATIONAL CHART OF THE SERVICE COMPANY

Exhibit 3

IMPLEMENTATION PLAN OF EXHIBIT 1 TO BE REVIEWED BY THE COMMITTEE OF
ACQUISITIONS AND AGREEMENTS ON A QUARTERLY BASIS

Exhibit 4

ADMINISTRATIVE SERVICES RENDERING AGREEMENT

Exhibit 5

CITIES IN WHICH THE AIRPORTS OPERATED BY AENA SERVICIOS
AERONAUTICOS, S.A., SOCIEDAD UNIPERSONAL ARE LOCATED

Alicante, Barcelona, Bilbao, Fuerteventura, Gran Canaria, Ibiza, Lanzarote, Madrid/Barajas, Málaga, Menorca, Palma de Mallorca, Santiago de Compostela, Sevilla, Tenerife/Norte, Tenerife/Sur, Valencia, Almería, Asturias, Granada, Hierro, Jerez, La Coruña, La Palma, Melilla, Murcia, Pamplona, Reus, San Sebastián, Santander, Valladolid, Vigo, Vitoria, Zaragoza, Badajoz, Córdoba, Madrid/C. Vientos, Salamanca, Sabadell and Girona Son Bonet in Spain, as well as Barranquilla and Cartagena de Indias in Colombia.